EXHIBIT 10-17

AMENDED AND RESTATED

AGREEMENT

This Amended and Restated Agreement (this “Agreement”) made as of ____________________, between The York Water Company, a Pennsylvania corporation (the “Company”), and ________________ (“Employee”).

WHEREAS, Employee is the ______________________ of the Company and devotes substantially all of his business time and efforts to the Company’s affairs;

WHEREAS, the Company recognizes that the departure or distraction of key management personnel would be detrimental to the business of the Company;

WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management to their assigned duties without distraction;

WHEREAS, in consideration of Employee’s continued employment with the Company and his agreement not to compete with the Company as set forth in this Agreement, the Company agrees that Employee shall receive the compensation set forth in this Agreement against the adverse financial and career impact on Employee if his employment with the Company is terminated under certain circumstances;

WHEREAS, the Company wishes to reward the dedication and loyalty of Employee by providing for certain bonus payments to be made to Employee based upon Employee’s tenure, the Company agrees that Employee shall receive the payments set forth in this Agreement upon the achievement of certain temporal milestones;

WHEREAS, the Company and Employee previously entered into this Agreement on ____________ (the “Prior Agreement”); and

WHEREAS, the parties now wish to amend and restate the Prior Agreement on the terms set forth herein to make this Agreement compliant with the applicable requirements of Section 409A of the Code (as defined below) and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions.  For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly otherwise requires:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(b) A Person shall be deemed the “Beneficial Owner” of any securities: (i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation, pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any voting securities of the Company; provided, however, that nothing in this Section 1(b) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Business Combination” shall mean a reorganization, merger or consolidation of the Company.

(e) “Cause” shall mean (i) misappropriation of funds or any act of common law fraud, (ii) habitual insobriety or substance abuse, (iii) conviction of a felony or any crime involving moral turpitude, (iv) willful misconduct or gross negligence by Employee in the performance of his duties, (v) the willful failure of Employee to perform a material function of Employee’s duties hereunder, or (vi) Employee engaging in a conflict of interest or other breach of fiduciary duty.

(f) “Change of Control” shall mean:

(i) Any Person (except Employee, his Affiliates and Associates, the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner in the aggregate of 50 percent or more of either (A) the Outstanding Company Common Stock or (B) the Company Voting Securities , in either case unless a majority of the members of the Board in office immediately prior to such acquisition determine within five business days of the receipt of actual notice of such acquisition that the circumstances do not warrant the implementation of the provisions of this Agreement;

(ii) The Incumbent Board ceases for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act);

(iii) Consummation by the Company of a Business Combination, in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination are not, following such Business Combination, Beneficial Owners, directly or indirectly, of more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, in any such case unless a majority of the members of the Board in office immediately prior to such Business Combination determines at the time of such Business Combination that the circumstances do not warrant the implementation of the provisions of this Agreement; or

(iv) (A) Consummation of a complete liquidation or dissolution of the Company or (B) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, individuals and entities that are the Beneficial Owners of more than 50 percent of, respectively, the Outstanding Company Common Stock and the Company Voting Securities are substantially the same as the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition, in any such case unless a majority of the members of the Incumbent Board in office immediately prior to such sale or disposition determines at the time of such sale or disposition that the circumstances do not warrant the implementation of the provisions of this Agreement.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(h) “Company Voting Securities” shall mean the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.

(i) “Compensation” shall mean the sum of base compensation and annual bonus compensation payable in cash to Employee during the twelve months preceding any date of determination under this Agreement.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Good Reason Termination” shall mean a Termination of Employment initiated by Employee following a Change of Control and the occurrence of one or more of the following events, without the consent of Employee:

(i) any action or inaction that constitutes a material breach by the Company of this Agreement, including but not limited to a breach of Section 6 hereof;

(ii) any material reduction by the Company of the authority, duties or responsibilities of Employee’s principal assignment with the Company;

(iii) any material reduction in Employee's base compensation;

(iv) any removal by the Company of Employee from the employment grade or officer positions which Employee holds as of the effective date hereof except in connection with promotions to higher office; provided, however, that such removal results in a diminution in Employee's authority, duties or responsibilities; or

(v) a material change in the geographic location at which Employee must perform services; provided that a transfer of Employee to a location that is more than 50 miles from his principal place of business immediately preceding the Change of Control shall constitute a material change in the geographic location.

Notwithstanding the preceding definition of Good Reason Termination, Employee shall only have a Good Reason Termination for purposes of this Agreement if he provides written notice to the Company identifying the event or omission constituting the reason for the Good Reason Termination not more than 30 days following the occurrence of such event.  Within 30 days after notice has been provided, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Termination.  If the Company fails to cure the events or conditions giving rise to Employee’s Good Reason Termination, Employee must actually terminate within 60 days thereafter for the termination to be a Good Reason Termination.

(l) “Incumbent Board” shall mean those individuals who, as of any date of determination under the Agreement, are individuals who have constituted the Board during the preceding 12-month period.

(m) “Outstanding Company Common Stock” shall mean the then outstanding shares of common stock of the Company.

(n) “Person” shall mean any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

(o) “Phase Out Date” shall mean the first day of the calendar month coincident with or next following Employee’s 65th birthday.

(p) “Subsidiary” shall mean any corporation in which the Company, directly or indirectly, owns at least a 50 percent interest or an unincorporated entity of which the Company, directly or indirectly, owns at least 50 percent of the profits or capital interests.

(q) “Termination Date” shall mean the date of Employee’s Termination of Employment.

(r) “Termination of Employment” shall mean Employee’s “separation from service” within the meaning of such term under Section 409A of the Code) with the Company.

2. Notice of Termination.  Any Termination of Employment shall be communicated by a Notice of Termination in accordance with Section 17 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which, in the case of a Good Reason Termination by Employee (a) indicates the specific reasons for the termination, (b) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Employee’s employment, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

3. Severance Compensation upon Termination; Bonus Payments upon Certain Circumstances.

(a) In the event of (i) an involuntary Termination of Employment for any reason other than Cause or (ii) a Good Reason Termination, in either case within one year following a Change of Control or six months prior to a Change of Control, the Company shall pay to Employee, within 60 days after the later of the Termination Date or the date of the Change of Control, a single sum cash payment equal to _____ multiplied by Employee’s Compensation and on the first payroll date of the seventh month following Employee’s Termination Date with the Company, in accordance with the requirements set forth in Section 14(c), an additional single sum cash payment equal to one-fourth (25 percent) multiplied by Employee’s Compensation, both payments subject to Employee’s execution and non-revocation of a release in form and substance reasonably satisfactory to the Chairman of the Board and customary employment taxes and statutory deductions.

(b) In the event of Employee’s voluntary Termination of Employment for any reason other than a Good Reason Termination, within (i) three months after a Change of Control, Employee shall not be entitled to any payment; or (ii) three months and one day to 12 months following a Change of Control, the Company shall pay to Employee on the first payroll date of the seventh month following Employee’s Termination Date with the Company, in accordance with the requirements set forth in Section 14(c), subject to Employee’s execution and non-revocation of a release in form and substance reasonably satisfactory to the Chairman of the Board, a single sum cash payment equal to one-fourth (25 percent) of Employee’s Compensation, subject to customary employment taxes and statutory deductions.

(c) If on the date 12 months and one day following a Change of Control there has not been a Termination of Employment, then the Company shall pay to Employee, within 60 days after such date, a single sum in cash equal to one-half (50 percent) multiplied by Employee’s Compensation, subject to customary employment taxes and statutory deductions; provided that the foregoing amount shall only be paid if the transaction constituting a Change of Control hereunder also constitutes a “change in control event” as such term is defined in Section 409A of the Code.

(d) Notwithstanding paragraph (a) or (b) above and without regard to the fact that payment is to be made in a single sum, until the earlier of the Phase Out Date or 36 months after the Termination Date, Employee shall be entitled to continued coverage under the Company’s medical, dental and other welfare benefit plans at the same level of coverage (and required employee contributions, if any) as Employee was receiving at the time of his Termination Date, subject to the Company’s right to make changes to such plans for all of its executive level employees generally; provided, however, that this obligation of the Company shall cease upon Employee’s obtaining new employment that provides Employee with eligibility for comparable medical benefits without a pre-existing condition limitation; and, provided, further, that such extended coverage shall be in addition to, and not as a substitute for, Employee’s COBRA rights which shall apply at the end of such extended coverage.  All other benefit plan coverages, retirement benefit accruals and fringe benefit eligibility shall cease on the Termination Date subject to applicable rights under ERISA and COBRA.

4. Other Payments.  The payment due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits accrued for Employee through the Termination Date under any plan, policy or program of the Company, including the Supplemental Retirement Plan and the Deferred Compensation Agreement, except that no payments shall be due to Employee under any severance pay plan for the Company’s employees.

5. Enforcement.

(a) In the event that the Company shall fail or refuse to make payment of any amounts due Employee under Sections 3 and 4 hereof within the respective time periods provided therein, the Company shall pay to an escrow agent, who shall invest such sum with interest to be paid to the prevailing party, any amount remaining unpaid under Section 3 or 4.  In such event, the parties shall engage in arbitration in the City of Harrisburg, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Company and one by Employee, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  The delayed payment will be treated as paid on the date specified under this Agreement if Employee accepts any portion of the payment that the Company is willing to make, Employee makes prompt and reasonable, good faith efforts to collect the remaining portion of the payment and the remainder of the payment is made no later than the end of the Company’s first taxable year in which the arbitrators reach a decision, the Company and Employee enter into a legally binding settlement of the dispute over the payment or the date the Company concedes the payment is due to Employee.  For Employee’s efforts to collect payment to be considered prompt, reasonable and in good faith, Employee must provide notice to the Company within 90 days of the latest date that payment could have been made in accordance with the terms of this Agreement and, if not paid, Employee must take further enforcement measures within 180 days after such date.

(b) The Company shall pay Employee on demand the amount necessary to reimburse Employee in full for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by Employee in enforcing any of the obligations of the Company under this Agreement subject to Employee’s duty to repay such sums to the Company in the event that Employee does not prevail on any material issue which is the subject of such arbitration.  If Employee prevails on at least one material issue which is the subject of such arbitration, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including Employee’s reasonable attorneys’ fees and expenses).  Otherwise, each party shall be responsible for his or its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall equally share the fees of the American Arbitration Association.  Any reimbursement or in-kind benefits under this Section 5 shall be paid or provided to Employee within 30 days of the date Employee is finally determined to have prevailed on at least one material issue, which was the subject of the arbitration.

6. Material Breach.  The parties agree that it shall constitute a material breach of this agreement by the Company if Employee’s annual bonus compensation opportunity is significantly reduced from the level effective as of the date the parties enter into this Agreement.

7. No Mitigation.  Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

8. Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates and for which Employee may qualify, from the date hereof through the Termination Date.

9. No Set-Off.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others.

10. Taxes.  Any payment required under this Agreement shall be subject to all requirements of law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

11. Confidential Information.  Employee recognizes and acknowledges that, by reason of his employment by and service to the Company, he has had and will continue to have access to confidential information of the Company, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Subsidiaries and Affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company (“Confidential Information”).  Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by the Company, disclose or use any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board, unless such information is in the public domain through no fault of Employee or except as may be required by law.

12.	Non-Competition.

(a) During his employment by the Company and for a period of one year thereafter, Employee will not, unless acting with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged in by the Company or any of its Affiliates, either during his employment by the Company or on the Termination Date, as applicable, in the geographic area comprising the Company’s franchised service territory (the “Geographic Area”).  It is recognized by Employee that the business of the Company and its Affiliates and Employee’s connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant would not be appropriate.  Employee also shall not, directly or indirectly, during such one year period (a) solicit or attempt to convert any account or customer of the Company or its Affiliates existing on the Termination Date to another supplier, or (b) following Employee’s employment, solicit or attempt to hire any then employee of the Company or its Affiliates.

(b) The foregoing restriction shall not be construed to prohibit the ownership by Employee of less than five percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Exchange Act, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

13.	Equitable Relief.

(a) Employee acknowledges that the restrictions contained in Sections 11 and 12 hereof are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company.  Employee represents that his experience and capabilities are such that the restrictions contained in Section 12 hereof will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as anticipated by this Agreement.  Employee further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement and understands its terms and conditions.

(b) Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 11 or 12 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  In the event that any of the provisions of Sections 11 or 12 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(c) Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 11 or 12 hereof, including, without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Middle District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in York County, Pennsylvania, consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court.  Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 17 hereof.

(d) Employee agrees that he will provide, and that the Company may similarly provide, a copy of Sections 11 and 12 hereof to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Section 13 hereof after expiration of the time period set forth therein.

14.	Application of Section 409A.

(a) This Agreement is intended to comply with the applicable provisions of Section 409A of the Code and shall be interpreted to avoid any penalty sanctions under Section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon Employee's “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event shall Employee, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement or in kind benefit is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement or payment of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(c) If, at the time of Employee’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and Employee is a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise paid within the short-term deferral exception under Treas. Reg. §1.409A-1(b)(4), and the separation pay exception under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Employee’s separation of service with the Company.  If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum to Employee on the first payroll date that occurs after the date that is six months following Employee’s separation of service with the Company.  If Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Employee’s estate within 60 days after the date of Employee’s death.

15. Term of Agreement.  The term of this Agreement shall be for five years commencing on the date hereof and shall automatically be renewed for additional periods of one year until the Company notifies Employee in writing, at least 90 days in advance of expiration, that this Agreement will not be renewed.  If any notice of non-renewal occurs within two years after a Change of Control, such notice shall constitute an involuntary Termination of Employment for purposes of Section 3 above. Notwithstanding anything herein to the contrary, this Agreement (other than the provisions of Sections 11 through 12 hereof) shall terminate on the Phase-Out Date or if the employment of Employee by the Company shall terminate for any reason other than as provided herein.

16. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as herein defined and any such successor or successors to its business and/or assets, jointly and severally.

17. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:

The York Water Company
130 East Market Street
York, PA  17405-7089
Attention:  Chairman of the Board

If to Employee, to:

____________________
____________________
____________________

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

18. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

19.	Contents of Agreement, Amendment and Assignment.

(a) This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Employee and the Company and only if approved by the Board. The provisions of this Agreement may provide for payments to Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company.

(b) Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company.

(c) All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee and the Company hereunder shall not be assignable in whole or in part.

20. Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement, which can be given effect without the invalid or unenforceable provision or application.

21. Remedies Cumulative; No Waiver.  No right conferred upon Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

22. Miscellaneous. All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

23. Employee’s Acknowledgment. By executing this Agreement as of the date first above written, Employee acknowledges that he has no grounds for asserting that a Good Reason Termination exists as of that date and, therefore, that no obligation under Section 3 exists at the current time.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

THE YORK WATER COMPANY

By:	_____________________
Witness __________________________	President and CEO

_____________________
Witness __________________________	Employee

Schedule 10.17

Name	Original Agreement Date	Multiple of Base Pay for Involuntary Termination or Good Reason Termination
Jeffrey R. Hines	January 26, 1999	2.99
Kathleen M. Miller	December 15, 2003	.50
Joseph T. Hand	November 5, 2008	.50
Vernon L. Bracey	December 15, 2003	.50
Bruce C. McIntosh	January 26, 1999	.50
Mark S. Snyder	January 25, 2011	.50
John H. Strine	January 25, 2011	.50